EXHIBIT 10.1

EXCLUSIVE MANUFACTURING, MARKETING AND DISTRIBUTION DEFINITIVE LICENSE AGREEMENT

(WORLDWIDE)

This EXCLUSIVE MANUFACTURING, MARKETING AND DISTRIBUTION DEFINITIVE LICENSE AGREEMENT (this “Agreement”), dated as of March 7, 2013 (the “Execution Date”), is between Argentum Medical LLC, a Delaware limited liability company, with its principal offices at 2571 Kaneville Ct, Geneva, Illinois 60134 (the “Licensor”), and TriStar Wellness Solutions, Inc., a Nevada corporation, with its principal offices at 10 Saugatuck Avenue, Westport, Connecticut 06880 (the “Licensee”).

RECITALS

A.           The Licensor has the right to license to others certain products, and the Licensee desires to acquire an exclusive license to sell those products.
B.           The Licensee intends to use its best efforts to market and sell the products that are subject to this Agreement.
C.           For good and valuable consideration, the receipt and sufficiency of which is acknowledged, and the mutual covenants contained in this Agreement, the Licensor and the Licensee agree to the terms and conditions set forth in this Agreement.

AGREEMENT

1. DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below, and, except as otherwise indicated by the context, the definition of any term in the singular also includes the plural, and vice versa:

1.1. Adjusted Gross Revenue. “Adjusted Gross Revenue” means the amount of revenue generated from the sale of Units of Product less all of returns, allowances and discounts, and deductions for damaged or missing goods

1.2. Affiliate. “Affiliate” means an entity that is (a) essential to the success of gaining judicial, executive, or regulatory approval for the sale of Products in a given Territory or (b) essential to the Licensee’s success in making significant sales of Licensed Products in a given Territory.

1.3. Commencement Date. "Commencement Date" means the date the first Product item is shipped to Licensee with approved or cleared claims for “pain management” or other such claims specifically regarding minor bleeding control claims as agreed upon such that the FDA will approve and/or clear the Licensed Technology for said pain relief and/or other claims.

1.4. DTC Products. “DTC Products” means (i) products or processes whose manufacture, use, or sale are covered by a claim of the Licensed Patents (ii) that have not been approved or cleared by the FDA; and (iii) are solddirectly or indirectly to individual consumers through retail outlets (including but not by way of limitation, drug stores, grocery stores, convenience stores, etc.) and medical and health clinics.

1.5. FDA. "FDA" means the United States Food and Drug Administration.

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1.6. First Contract Year. "First Contract Year" means the period from the Commencement Date through and including the last day of the calendar month in which the first anniversary of the Commencement Date falls.

1.7. Fourth Contract Year. "Fourth Contract Year" means the twelve (12) calendar month period immediately following the Third Contract Year.

1.8. Infringing Sales. "Infringing Sales" means (i) except upon prior written approval by Licensee, a sale by Licensor of the Licensee Products within the Territory; and (ii) except upon prior written approval by Licensor, a sale by Licensee of the Licensor Products within the Territory.

1.9. Licensed Patents. “Licensed Patents” means the patents and patent applications described in Exhibit A to this Agreement, and all continuations, continuations in part, divisions, reissues, renewals, extensions, or additions of those patents and patent applications (or that otherwise claim priority from them) and foreign counterparts.

1.10. Licensed Technology. “Licensed Technology” means any intellectual property, invention, know-how, trade secrets, technical information, research and development information, test results, and data that comprise or form part of the certain invention concerning SilverlonOTC Wound Care, as disclosed in the Licensed Patents.

1.11. Licensee Products. “Licensee Products” means and includes OTC Products and DTC Products and New Licensee Developments.

1.12. Licensor Products. “Licensor Products” means (i) products or processes whose manufacture, use, or sale are covered by a claim of the Licensed Patents; and (ii) are sold (y) to hospitals and other licensed caregiver administrators to be used in connection with the treatment of patients and not to be resold to the public or any other entity or individual; and (z) to the United States military (including, but not by way of limitation, the United States Army, Navy and Air Force).

1.13. New Developments. “New Developments” means the New Licensee Developments and the New Licensor Developments.

1.14. New Licensee Developments. “New Licensee Developments” means any and all improvements or modifications to the Licensed Technology, Products, or Licensed Patents, or any combination thereof, that the Licensee may develop or acquireduring the term of this Agreement, and any extension of it, in connection with making, selling, or using the Products, whether inside or outside the Territory.

1.15. New Licensor Developments. “New Licensor Developments” means any and all improvements or modifications to the Licensed Technology, Products, or Licensed Patents, or any combination thereof, that the Licensor may develop or acquire during the term of this Agreement, and any extension of it, in connection with making, selling, or using the Products, whether inside or outside the Territory.

1.16. OTC Products. “OTC Products” means (i) products or processes whose manufacture, use, or sale are covered by a claim of the Licensed Patents (ii) that have been approved or cleared by the FDA; and (iii) are sold directly or indirectly to individual consumers through retail outlets (including but not by way of limitation, drug stores, grocery stores, convenience stores, etc.) and medical and health clinics.

1.17. Products. “Products” means and includes(i) products or processes whose manufacture, use, or sale are covered by a claim of the Licensed Patents; and (ii) New Licensor Developments.

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1.18. Retail Sales Date. “Retail Sales Date” means the date the Licensee receives the first purchase order for Licensee Products.

1.19. Royalty. “Royalty” means the fees paid by the Licensee to the Licensor pursuant to Section 3 of this Agreement.

1.20. Sale and Resale. "Sale" and "Resale" and any grammatical variant thereof shall include, without limitation, sales, contracts for sale, conditional sales, installment sales, rentals or leases and any other arrangement whereby Products are placed at the disposal of the customer and/or ultimate user.

1.21. Second Contract Year. "Second Contract Year" means the twelve (12) calendar month period immediately following the First Contract Year.

1.22. Subsidiary. “Subsidiary” means a corporation, company, or other entity, more than 50% of whose outstanding shares or securities are now or hereafter owned or controlled, directly or indirectly, by a party to this Agreement, or a corporation, company, or other entity that has no outstanding shares or securities, but more than 50% of whose ownership interest representing the right to make the decisions for the entity is now or hereafter owned or controlled, directly or indirectly, by a party to this Agreement. Such corporation, company, or other entity will be deemed to be a Subsidiary only as long as such ownership or control exists.

1.23. Technical Materials. “Technical Materials” means copies of all inventor notebooks (or relevant portions of them), files, data, information, results of testing, drawings, schematics, models, and prototypes that are owned by the Licensor and that are in the Licensor’s possession on the effective date of this Agreement and that relate to the Licensed Patents.

1.24. Territory. “Territory” means worldwide.

1.25. Third Contract Year. "Third Contract Year" means the twelve-calendar-month period immediately following the Second Contract Year.

1.26. Unit of Product.  "Unit of Product" means one square yard of Silver Nylon material.

2. GRANT OF RIGHTS

2.1. The Licensor agrees to grant, and hereby grants to the Licensee, an exclusive, royalty-bearing,assignable, transferable, irrevocable license with the right to grant sublicenses of the Licensee Products, and to make or to have made for the Licensee’s use, import, or offer for sale, or any combination thereof, Licensee Products within the Territory.

2.2. The right to grant sublicenses granted in Section 2.1 will extend only to the Licensee’s Subsidiaries and Affiliates, and only to the extent necessary for the Licensee to market, and sell Licensee Products. The Licensee will be responsible for requiring each such Subsidiary or Affiliate to adhere to the terms and conditions of this Agreement, as those terms and conditions are applicable to such Subsidiary or Affiliate, and no such sublicense shall be effective until such sublicensee has executed a written acknowledgement agreeing to be bound to the terms hereof . Any sublicenses to any such Subsidiary or Affiliate will terminate on the date that such Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate.

Except for the limited license granted by the Licensor for the term of this Agreement and pursuant to Section 2.1, the Licensor retains and reserves all rights, title, and interest, including but not limited to all intellectual property rights, in and to the Licensed Patents, New Licensor Developments, Licensed Technology, Technical Materials, and the Licensor’s confidential information (collectively, the “Licensor’s Proprietary Assets”). the licensee agrees not to contest or challenge the validity or ownership by the licensor of, or any of the licensor’s right, title, and interest in, the licensor’s proprietary assets, or any registrations or applications therefor, and the Licensee will not at any time do or allow to be done any other act or thing that might in any way impair the licensor’s rights in and to the licensor’s proprietary assets, or the distinctiveness thereof, without the licensor’s prior and specific written consent (which may be withheld at the licensor’s sole discretion). without limiting the generality of the foregoing, the licensee will not attempt to register, as the owner or the exclusive licensee, any trademarks or patents containing the licensor’s proprietary assets within any jurisdiction. any use of the licensor’s proprietary assets by the licensee pursuant to this agreement will inure to the sole benefit of, and on behalf of, the licensor. the licensee will reasonably assist the licensor in obtaining any such rights.

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2.3. Licensor acknowledges and covenants that it has not previously licensed the right to the Licensed Technology claimed in the Licensed Patents to any party or entitynor has Licensor previously licensed the right to market or sell the Products to any party or entity.

2.4. The Licensor agrees to deliver all Technical Materials to the Licensee as soon as practicable after the full execution of this Agreement.

3. CONSIDERATION

3.1. As consideration for the ongoing rights and licenses granted by the Licensor in Section 2.1of this Agreement, for the term of this Agreement as defined in Section 11 of this Agreement, and as may be extended by the parties from time to time, the Licensee agrees to pay the Licensor a Royalty equal to:

3.1.1. five percent (5%) ofAdjusted Gross Revenuefrom the sale of Products that only include or use the Licensed Technology; and

3.1.2. three percent (3%) ofAdjusted Gross Revenuefrom the sale of Products that include, use or are combined with both the Licensed Technology and Licensee’s coagulant or other technology.

3.2. The Royalty will be paid to the Licensor within thirty (30) days following Licensee’s public reporting of its financial results for each fiscal quarter from and after the Commencement Date.

3.3. Upon execution of this Agreement, Licensee shall grant Licensor a Stock Purchase Warrant in substantially the form as set forth in Exhibit B.

4. MANUFACTURING OF PRODUCTS

4.1. All orders for Products from the Licensee to the Licensor shall be placed no less than thirty (30) days in advance of the requested delivery date, shall be in writing, and may be sent by email, mail, courier, personal delivery or facsimile.  Each order shall state the type and quantity of Product to be purchased, delivery date(s) (in accordance with the applicable forecast, unless otherwise agreed), routing instructions to and confirmation of price.  All orders shall, to the maximum extent reasonably possible, be aggregated in monthly or semi-monthly lots.  Terms or conditions contained in any order shall not modify or supplement this Agreement unless specifically agreed in writing by Licensor.  Licensor, within five (5) days of receipt, will send Licensee written acknowledgment of all orders.  Licensee reserves the right to transfer all Licensee’s manufacturing of materials (excluding silver nylon) from Licensor to another third party resource within Licensee’s sub-license rights.

4.2. Simultaneously with the Commencement Date of this Agreement, Licensee shall be deemed to haveordered2,000 square yard of Products (the "Initial Stocking Order") at the pricing set forth in Section 4.5 of this Agreement.  Thereafter, Licensee agrees at all times to maintain a thirty (30) day inventory of Products based upon the then current three (3) month forecasts of Products purchases made in accordance with Section 4.3 below.

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4.3. By the fifteenth (15th) day of each calendar month, Licensee shall provide Licensor with a rolling forecast for Products Licensee expects to order during the next twelve (12) months.  After the first six (6) months of the term of this Agreement the first two (2) months of each forecast shall be binding upon Licensee, meaning that Licensee may not change the quantities for those months in subsequent forecasts and shall submit orders for delivery of at least the quantity of Products forecast during each of those months. Licensor shall use its best commercial efforts to provide Products ordered by Licensee that are in excess of amounts specified in the forecast by the requested delivery dates.

4.4. At Licensor's option, to be exercised by written notice to Licensee, Licensee's rights to sell Product in the Territory shall become nonexclusive or this Agreement shall be terminated unless Licensee forecasts that it will order, and subsequently actually orders:  (i) at least 5,000 square yards of Products during the First Contract Year; (ii) at least 10,000 square yards of Products during the Second Contract Year; (iii) at least 20,000 square yards of Products during the Third Contract Year; and (iv) at least 25,000 square yards of Products during the Fourth Contract Year  and each year thereafter until his Agreement terminates (the "Minimum Purchase Requirements").  This section shall not be applicable to the extent Licensee's failure to achieve the minimum sales is attributable directly to (i) events described in Section17.7, or (ii) Licensor’s breach of this Agreement.

4.5. Pricing for Product units shall be the lesser of (i) $75.00 per Unit of Productsplus the greater of (a) an annual inflationary adjustment based on the Producer Price Index (“PPI”) commencing on the Commencement Date; and (b) the increase in the price of silver from the beginning of any contract year over the price of silver at the beginning of the prior contract year; or (ii) the amount that is equal to the lowest price offered by Licensor to other persons or entities who purchased the Unit of Productsduring the prior ninety (90) day period.

4.6. Licensor covenants that it will not discontinue manufacturing the Products unless Licensor is prevented from manufacturing Products due to events described in Section17.7 or Licensee’s breach of this Agreement.

4.7. All prices are F.O.B. Licensor's manufacturing facility or from the facility of Licensor’s manufacturing sub-licensee.  Licensee shall bear the risk of loss during shipment of the Product and, except as set forth below, shall be responsible for insurance during shipment.  At Licensee's request, Licensor will arrange for shipment of Product to multiple distribution facilities in the Territory and insure Products during such shipment. The cost of shipment and insurance will be charged to Licensee and not be subject to any discounts.  Licensor shall have no obligation to drop ship or to deliver Products other than as described above.

4.8. Licensee shall make payment to Licensor within thirty (30) days of invoicing by Licensor.

5. MARKETING AND RELATED OBLIGATIONS

5.1. Licensor shall furnish Licensee with Licensor’s Proprietary Assets necessary to enable Licensee to create proper marketing materials and media support in connection with the marketing and sale of Products.

5.2. Licensor will have no obligation to pay or contribute any amount in connection with the expense of any advertising or promotion by Licensee or other Licensee sales promotion projects or any Licensee direct or indirect sales expense or other Licensee sales activities unlessotherwise agreed to in writing by Licensor.

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5.3. All uses by Licensee in its advertising or elsewhere of Licensor's name or any trademark or trade name (or any mark or name closely resembling the same) now or hereafter owned or licensed by Licensor is approved by Licensor for use by Licensee in connection with the marketing and sale of the Products.

5.4. Consistent with and subject to the foregoing, Licensor hereby grants Licensee a license to use the Silverlon™ trademark in connection with the marketing and sale of the Product by Licensee in accordance with this Agreement, and Licensee agrees that all packaging and other materials used in the marketing and sale of the Product shall display the Silverlon™ trademark.

6. LICENSEE’S DUTIES AND OBLIGATIONS

6.1. Licensee shall use reasonable commercial efforts during the term of this Agreement to market, sell and actively promote the sale of Licensee Products in the Territory, which efforts shall include, but not be limited to prompt performance of all of Licensee's obligations under this Agreement.  Licensee will maintain the Minimum Purchase Requirements set forth in Section 4.4 hereto. Licensee will establish, staff, equip and maintain facilities/sales staff for the marketing and sale of Licensee Products in the Territory, which facilities/sale staff shall be sufficient to enable Licensee to satisfy its sales volume obligation under this Agreement. Licensee will cause its qualified employees and or contractors to call regularly, frequently and in a systematic and businesslike manner upon customers and potential customers in the Territory.

6.2. Licensee shall obtain all government regulatory approval required(if any) to be issued to Licensee for sales by Licensee of Licensee Products in the Territory. If Licensee has not obtained such approval within six (6) months of the Commencement Date, Licensor may terminate this Agreement by giving Licensee sixty (60) days written notice of Licensor’s election to terminate this Agreement.  Licensee shall be responsible for complying with any present or future requirement to file this Agreement, or a memorandum thereof, with government authorities.

6.3. Licensee shall forward in writing all claims received by Licensee regarding the Products to Licensor's warranty manufacturer at ______________________________ with a copy to Licensor.  Licensee promptly shall advise Licensor of any claims actually known to Licensee and shall forward to Licensor any Products that have been returned to Licensee as being defective.  If returned Products do not comply with manufacturing specifications then Licensor shall replace them at no charge to Licensee.

6.4. Licensee shall maintain records of each sale of Licensee Products for a minimum of three (3) years from the date of sale (“Licensee Records”).  Licensor shall maintain records as required by all FDA regulations. The Licensee Records shall include the name and address of each person or entity to whom Licensee has sold or delivered one or more Licensee Products since the period covered by the last report, the date of purchase or delivery, quantity and batch numbers of Licensee Products sold or delivered, and such other information as Licensor may reasonably request. Licensee shall provide copies of such records to Licensor and further shall give Licensor access to them during normal working hours, in each case without charge. The requirements of this Section6.4 shall survive termination of this Agreement.

6.5. During the term of this Agreement and for a period of three(3) years thereafter, neither Licensee nor any of its officers, directors, employees, agents, Affiliates or Subsidiariesshall directly, or indirectly through any other person or entity, (i) design, produce, or manufacture or have an ownership or economic interest in any entity that designs, produces, or manufactures any product or device that directly utilizes the Licensed Patents or that is otherwise competitive with the Products based on Silverlon’s approved claims (a "Competitive Device") or (ii) market or distribute any Competitive Device that utilizes claims approved on the Licensed Patents.  The contractual restrictions in subparagraph (ii) above shall be void and of no effect if this Agreement is terminated by Licensee because of a material breach of this Agreement by Licensor.

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6.6. Licensee shall promptly disclose and shall keep Licensor fully informed of any features or improvements, enhancements or modifications to the Products that are devised, conceived of or recommended by or to Licensee whether independently devised by Licensee or as the result of Licensee's marketing and customer support activities.  Consistent with its available resources and its other contractual commitments and business objectives, Licensor shall consider, and if approved by Licensor, shall make reasonable efforts to incorporate such changes into the Products.

6.7. Licensee shall not make or cause to be made any Infringing Sales.

7. LICENSOR’S DUTIES AND OBLIGATIONS

7.1. Licensor represents and warrants that it previously has obtained a 510K approval from the FDA to sell the Products.Licensor acknowledges that as of the Effective Date, the FDA is performing a comprehensive review of the existing 510K approval for the Products (the “Review Process”).  Licensor agrees and covenants that it will inform Licensee of the Review Process as new developments occur, but in no event later than five (5) business days after any communication (written or verbal) from the FDA in connection with the Review Process.  Licensor shall be obligated to keep Licensee informed of all future FDA review and other regulatory action by informing Licensee of all communications from the FDA (or other governmental agency) within five (5) business days of receipt of said communications by Licensor.

7.2. Licensor will make key executives available to Licensee for manufacturing, marketing and Product information as reasonably required by Licensee.

7.3. Licensor shall label Products with all required FDA labeling in a format acceptable to Licensee.  Licensor shall include on the label such additional text or designs as may be reasonably requested by Licensee if Licensee at its cost and expense provides Licensor with camera-ready art.  Licensee shall be responsible for ensuring that label content included at its request conforms to all applicable laws and shall indemnify Licensor against any loss, liability, and expense (including attorney fees) arising from Licensor's use of the requested label content.

7.4. Licensor shall direct all inquiries regarding purchase of Licensee Productsin the Territory to Licensee.

7.5. Licensor shall maintain product liability insurance covering sales of the Product with insurers reasonably satisfactory to Licensee and having combined single limits of not less than $5,000,000.  Such insurance shall name Licensee as an additional insured and shall not be cancelable without at least thirty (30) days prior written notice to Licensee.  Licensor shall provide Licensee with evidence of insurance at Licensee's request.

7.6. Upon reasonable notice, Licensor shall cause its manufacturer to permit Licensee to inspect the manufacturing facilities for Products during normal business hours to determine that Products are being manufactured in accordance with applicable law and Licensor's specifications. Licensor may jointly accompany licensee on inspections.

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7.7. Licensor shall maintain a program of regular quality control testing of Products and provide reports as may be reasonably requested by Licensee and required by the FDA as to the results of such tests and the proposed response of Licensor to such results.

7.8. Licensor shall not make or cause to be made any Infringing Sales.  Notwithstanding the foregoing, Licensor and Licensee acknowledge that Licensor currently generates limited sales of the Products through website orders, and Licensor and Licensee agree that Licensor may continue to make such sales until such time as the Products become commercially available to consumers through retail outlets as contemplated by this Agreement (the “Retail Sales Date”), at which time such sales shall, within thirty (30) days after the Retail Sales Date, be transitioned to Licensee and shall become a Licensee Product hereunder.  Further, Licensor and Licensee acknowledge and agree that Licensor may continue its practice of providing free samples of its Products at trade shows and other events.

8. RECALL

8.1. Each party shall immediately notify the other in writing should it become aware of any defect or condition which may render Products in violation of applicable law or regulations or which may cause or constitute any deviation from Licensor's specifications or warranties for Products.  Should Licensee be required to recall or replace ("Recall") any Products, Licensee shall immediately notify Licensor.  Licensee shall follow any reasonable direction of Licensor as to the manner of completing any Recall and shall institute a Recall at any time Licensor requests that it do so.  Except as otherwise provided in Sections 9.5 and 14 and unless the Recall was required as the result of Licensee's negligence, willful misconduct or breach of this Agreement, Licensor shall reimburse Licensee in full for all reasonable costs and expenses incurred by Licensee in implementing any Recall and for the purchase price paid by Licensee for Products subject to the Recall.

9. LIMITED WARRANTY AND DISCLAIMER OF LIABILITY

9.1. The Licensor represents and warrants that, as of the Effective Date, it is a Delaware limited liability company duly authorized to conduct business in Illinois and it has the right to license the Products to the Licensee pursuant to the terms and conditions of this Agreement.

9.2. Licensor will keep Licensee informed of Licensor's warranty or warranties applicable to Products as in effect from time-to-time (the "Warranty"), and Licensor shall extend the Warranty to each end-user who purchases Product from Licensee or Licensee's customers upon the purchase of the Product by such end-user.

9.3. Licensor warrants that the Products are consistent with the Product description and specifications supplied to Licensee.  Licensor will replace units of Products that do not conform to Licensor’s warranty without charge.

9.4. except as provided in sections 9.2 and 9.3, the licensor makes no representations or warranties concerning the licensed patents, products, licensed technology, new developments, and technical materials, or otherwise in connection with this agreement, and except as provided in sections 9.2 and 9.3, the licensor specifically disclaims all warranties, express or implied, statutory or otherwise, including without limitation any warranties of merchantability, fitness for a particular purpose, or noninfringement, or regarding the validity, scope, or enforceability of any licensed patents, licensed products, licensed technology, new developments, and technical materials.

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9.5. licensor's liability to licensee for defective products is limited to licensor's obligations under sections 9.2, 9.3 and 14.  in no event shall licensor be liable for cost of procurement of substitute goods, loss of profits, or for any other special, consequential, or incidental damages, however caused.  any action by licensee for an alleged breach of any contract of sale or of the above stated warranty in respect of products sold by licensor to licensee must be commenced within two (2) years after delivery of the products to or for the account of licensee.

9.6. Licensee agrees that Licensee shall be solely responsible for any warranties or representations made by it to its customers and the end-users thereof that are inconsistent with or in addition to any warranties made by Licensor to the ultimate purchasers and users of the Products.

9.7. Except as expressly set forth herein,neither party shall acquire any right, title, or interest in any trademark, trade name, or logo of the other party by reason of this Agreement.  Licensee grants Licensor a license, limited to the term of this Agreement, to apply such trademarks, trade name, or logos as Licensee may request to the labeling for Products.  Licensee represents and warrants to Licensor that Licensee has the right to use any trademarks, trade names, and logos provided by Licensee on Products and Product labeling and packaging.  Licensor represents and warrants to Licensee that Licensor has the right to use any trademarks, trade names, and logos provided by Licensor on Products and Product labeling and packaging.  Licensee acknowledges that the trademark “Silverlon™” is the sole property of Licensor.  Licensee shall not use Licensor's trademarks or any derivatives or expansions thereof except in the normal course of advertising or selling Products in accordance with and pursuant to this Agreement and except in a manner approved by Licensor, and Licensor grants Licensee a license for such use of Licensor's trademarks.  Upon termination of this Agreement, each party shall immediately cease completely all use of the other's trademarks, trade names, or logos.

10. PATENTS

10.1. Licensor shall prosecute diligently the application for each United States patent that is now or hereafter pending covering Products, which are described on Exhibit C.  Licensee understands and acknowledges that Products are the subject of issued and pending patent applications.

10.2. Each party shall promptly notify the other in writing upon learning of any infringement of any patent (in existence or granted after the Effective Date) covering Products.  Licensor shall have the right within ninety (90) days after receipt of notice of any such infringement to take steps to abate such infringement, including the filing of civil litigation.  If Licensor fails to institute litigation or otherwise abate the infringement within the ninety (90) month period, Licensee shall have the right to take whatever action it deems appropriate to abate the infringement, including the filing of civil litigation.  If either party institutes litigation to abate the infringement in accordance with the foregoing, that party shall have the right to join the other as a party, if necessary and indispensable, and the party instituting the litigation shall bear all costs of litigation, and shall be entitled to all recovery.  If Licensee institutes infringement litigation, any disposition of the litigation other than by final judgment shall require the prior written approval of Licensor, which shall not be unreasonably withheld, conditioned or delayed.

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11. TERM AND TERMINATION

11.1. This Agreement will begin on the Effective Date and will expire on the last day of the calendar month in which the fifteenth (15th) anniversary of the Commencement Date falls.

11.2. Licensee at its option may extend the term of this Agreement an additional five (5) years by providing written notice thereof to Licensor at least one hundred eighty (180) days prior to the expiration of the initial term hereof, provided and on the condition that Licensee ordered at least 25,000 square yards of Products during the twelve (12) months immediately preceding Licensee’s notice.  This condition to Licensee's right to extend the term shall not be applicable to the extent Licensee's failure is attributable directly to (i) events described in Section 17.7, or (ii) a breach of this Agreement by Licensor.

11.3. Either party shall have the right to terminate this Agreement upon written notice if the other shall file a petition or be adjudged bankrupt or insolvent under any applicable federal or state bankruptcy or insolvency law or admit that it cannot meet its financial obligations as they become due, or a receiver or trustee shall be appointed for all or substantially all of the assets of said party.

11.4. Either party may terminate this Agreement on thirty (30) days’ written notice if the other party breaches or fails to perform any provision of this Agreement, and fails to cure any such breach or failure to perform within sixty (60)days.

11.5. This Agreement may be terminated upon sixty (60) days prior written notice from Licensor if Licensee fails to achieve the Minimum Purchase Requirements as provided in Section 4.4 above.

11.6. During the ninety (90) day period following the second anniversary of the Commencement Date, either party shall have the right to terminate this Agreement by providing written notice thereof to the other within such ninety (90) day period if Licensee, despite fulfillment of all of its other obligations under this Agreement, including, without limitation, use of Licensee's reasonable efforts as provided in Section 6.1 above, has not entered orders for Products during either the third (3rd) or the fourth (4th) calendar quarter of such second year from the Commencement Date of at least five thousand (5,000) square yards of Products in either such quarter.

11.7. On termination, this Agreement and all licenses granted in it will terminate. Within five (5) business days after termination, the Licensee, at the Licensor’s option, must either return to the Licensor or destroy any Technical Materials, Licensed Products, and Licensed Technology or Technologies in the Licensee’s possession. The Licensee must destroy and overwrite Technical Materials as directed by the Licensor.

12. TRANSACTIONS AFTER TERMINATION

12.1. Termination of this Agreement in accordance with Section 11 above shall not affect any rights based upon default or performance prior to termination.  Any termination of this Agreement shall not release Licensee from paying any amounts which may then be owing to Licensor or from any obligation to pay for any Products or parts which may have been ordered by Licensee whether or not shipped prior to such termination.  In the event of any termination of this Agreement, all obligations owed by Licensee to Licensor shall become immediately due and payable on the effective date of termination whether otherwise then due or not (without presentation, demand, protest or notice of any kind, all of which are waived by Licensee) and Licensor may offset and deduct from any or all amounts owed to Licensee, any or all amounts owed by Licensee to Licensor, rendering to Licensee the excess, if any.

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12.2. In the event of termination of this Agreement by either party or automatically as provided herein, Licensor is relieved from any obligation to make any further shipments hereunder and may cancel all of Licensee's unshipped orders for Products or parts, irrespective of previous acceptance by Licensor, except (i) those Products or parts which are proved to Licensor's satisfaction to have been sold by Licensee pursuant to a valid and binding obligation prior to receipt by Licensee of notice of termination, and (ii) those Products or parts branded or identified with the Silverlon name, which Products and parts under either circumstance Licensee covenants and agrees immediately to purchase C.O.D.  Licensor shall have no obligation or liability to Licensee or to Licensee’s prospective customers and end-users in connection with any such cancellation.  The acceptance of orders from Licensee or the continuous sale of Products or parts to Licensee or any other act after termination of this Agreement shall not be construed as a renewal or extension of this Agreement for any further term or as a waiver of the termination.

12.3. In the event of termination of this Agreement by either party or automatically as provided herein, Licensee shall be permitted to sell its existing inventory of Products (including Products purchased from Licensor in accordance with Section 12.2 above) to customers and diligently shall pursue the prompt and expeditious sale of such Products.

12.4. Licensee shall provide Licensor with detailed quarterly reports as provided in Section 6.4 above for each quarter or portion thereof through and including the date Licensee has disposed of all Products.

13. NEW DEVELOPMENTS RESERVATION AND ASSISTANCE

13.1. New Licensor Developmentswill be owned solely by the Licensor. Furthermore, the Licensor will have the sole right to file any patent, copyright, or other intellectual property rights applications or registrations resulting from any such New Licensor Developments anywhere in the world. Without limiting the generality of the foregoing, and in the alternative, the Licensee hereby irrevocably transfers and assigns to the Licensor, completely and exclusively, and by virtue of the execution of this Agreement and without any other additional compensation, all of the Licensee’s rights, title, and interest, including, but not limited to, all intellectual property rights, if any, in and to the New Licensor Developments. The Licensee acknowledges and agrees that, as a result of the foregoing provisions of this Section13.2, all such New Licensor Developments hereby become the exclusive property of the Licensor, and, subject to Licensee’s first right of refusal set forth in Section 13.1.2, the Licensor will have the sole right to determine the treatment of any New Licensor Developments, including, without limitation, the rights to keep New Licensor Developments as trade secrets, to file and execute patent applications on New Licensor Developments, to use and disclose New Licensor Developments without prior patent application, to file registrations for any other intellectual property rights, and to transfer any intellectual property rights to any party the Licensor so chooses, or to follow any other procedure that the Licensor deems appropriate.

13.1.1. The Licensor will, promptly and in writing, disclose to the Licensee all New Licensor Developments. During the term of this Agreement and at any time after its expiration or termination, the Licensee will also cooperate with, support, and assist the Licensor in applying for and executing any applications, assignments, or both as reasonably necessary to obtain any patent, copyright, trademark, or other statutory protection for New Licensor Developments in the Licensor’s name as the Licensor deems appropriate, and will appoint the Licensor’s secretary as the Licensee’s attorney-in-fact to execute documents on behalf of the Licensee for this purpose. The Licensee will otherwise treat all New Licensor Developments as confidential. These obligations to disclose, assist, execute, and keep confidential will survive expiration or termination of this Agreement.

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13.1.2. Notwithstanding anything contained herein to the contrary, Licensee shall have the first right of refusal to license any New Licensor Developments that meet the definition of Licensee Products (hereinafter referred to as “New Qualified Developments”) under the following terms and conditions: Within ninety (90) days after being notified in writing by Licensor of any New Licensor Development, Licensee will determine whether said New  Licensor Development qualifies as a New Qualified Development and if so, will notify Licensor in writing of Licensee’s exercise of its right of first refusal and said New Qualified Development will be included as part of Licensee Products and thereafter be subject to the terms and conditions of this Agreement, subject to minimum purchase requirements to be mutually agreed upon between Licensor and Licensee.In the event Licensee fails to notify Licensor in writing of Licensee’s exercise of its first right of refusal with respect to any New Qualified Development, said New Qualified Development may be licensed or otherwise disposed of to a third party, in Licensor’s sole and absolute discretion.

13.2. New Licensee Developments will be owned solely by the Licensee and shall be free and clear of any ownership or other rights claimed by Licensor and shall not be part of the Licensed Patents and/or Licensed Technology. Furthermore, the Licensee will have the sole right to file any patent, copyright, or other intellectual property rights applications or registrations resulting from any such New Licensee Developments anywhere in the world. Without limiting the generality of the foregoing, and in the alternative, the Licensor hereby irrevocably transfers and assigns to the Licensee, completely and exclusively, and by virtue of the execution of this Agreement and without any other additional compensation, all of the Licensor’s rights, title, and interest, including, but not limited to, all intellectual property rights, if any, in and to the New Licensee Developments. The Licensor acknowledges and agrees that, as a result of the foregoing provisions of this Section 13.2, all such New Licensee Developments hereby become the exclusive property of the Licensee, and, the Licensee will have the sole right to determine the treatment of any New Licensee Developments, including, without limitation, the rights to keep New Licensee Developments as trade secrets, to file and execute patent applications on New Licensee Developments, to use and disclose New Licensee Developments without prior patent application, to file registrations for any other intellectual property rights, and to transfer any intellectual property rights to any party the Licensee so chooses, or to follow any other procedure that the Licensee deems appropriate.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement shall preclude Licensee from developing, manufacturing, marketing or distributing devices for use in the treatment of wounds or pharmacological treatments.

13.2.1. The Licensee will, promptly and in writing, disclose to the Licensor all New Licensee Developments. During the term of this Agreement and at any time after its expiration or termination, the Licensor will also cooperate with, support, and assist the Licensee in applying for and executing any applications, assignments, or both as reasonably necessary to obtain any patent, copyright, trademark, or other statutory protection for New Licensee Developments in the Licensee’s name as the Licensee deems appropriate, and will appoint the Licensee’s secretary as the Licensor’s attorney-in-fact to execute documents on behalf of the Licensor for this purpose. The Licensor will otherwise treat all New Licensee Developments as confidential. These obligations to disclose, assist, execute, and keep confidential will survive expiration or termination of this Agreement.

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14. INDEMNIFICATION

14.1. Licensor shall defend, indemnify, and hold harmless Licensee, its officers, directors, and employees, from all claims, liabilities, losses, damages, expenses, and costs (including reasonable attorneys' fees) arising out of, in connection with, or as a result of (i) the design, manufacture, or, except as provided in Section 14.2, use of Products, or (ii) Licensee's use of the trademarks, trade name, or logos licensed by Licensor under this Agreement.  Licensor shall promptly notify Licensee, within ten (10) days of actual knowledge of such claim or threatened claim, and Licensee shall cooperate with Licensor in Licensor's defense of such claim.

14.2. Licensee shall defend, indemnify, and hold harmless Licensor, its officers, directors, and employees from all claims, liabilities, losses, damages, expenses, and costs (including reasonable attorneys' fees) arising out of, in connection with, or as a result of (i) Licensor's use of Licensee's trademarks, trade name, or logos licensed by Licensee under this Agreement, (ii) any warranties or representations made by Licensee that are inconsistent with or in addition to any warranties made by Licensor, or (iii) any alterations or modifications of the Products not performed or expressly authorized by Licensor.  Licensee shall promptly notify Licensor, within ten (10) days of Licensee's actual knowledge of such claim or threatened claim, and Licensor shall cooperate with Licensee in Licensee's defense of such claim.

14.3. When this Agreement provides for one party to indemnify another, it shall be a condition to indemnification that the party seeking indemnification follow the procedures set forth in this Section 14.3.

14.3.1. The indemnified party shall promptly notify the indemnifying party upon learning of any claim as to which indemnification may be sought.

14.3.2. The indemnified party shall permit the indemnifying party to control the response to and any settlement or defense of any claim as to which indemnification may be sought.  The indemnified party shall have the right to participate in the response to and any settlement or defense of the claim using its own counsel at its own expense.  If the indemnifying party fails within a reasonable time to respond to and undertake a settlement or defense of the claim, the indemnified party shall have the right, but not the obligation, to undertake such response, settlement, and defense, at the expense and risk of the indemnifying party.

14.3.3. The indemnified party shall cooperate fully with the indemnifying party with respect to any claim as to which indemnification may be sought, making available all information and assistance that the indemnifying party may reasonably request and that is under the indemnified party's control.

15. CONFIDENTIALITY

15.1. Information disclosed by either party ("Disclosing Party") to the other ("Recipient") shall be protected from disclosure as follows:

15.1.1. Recipient shall keep confidential the terms of this Agreement and any nonpublic information about Disclosing Party's existing or proposed business or products ("Information") whether written, oral, embodied in product samples, or in other forms.  Recipient shall protect Information from disclosure by using reasonable care, but at least the same degree of care as Recipient uses to protect its own confidential information.  Recipient may disclose Information to its employees who need to know Information in connection with this Agreement and who agree to be bound by the restrictions imposed on Recipient by this Section.  A breach of this Section by Recipient's employees or contractors shall be deemed a breach by Recipient.

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15.1.2. Recipient shall not use or directly or indirectly assist others in using Information, except for purposes contemplated by this Agreement.

15.1.3. Recipient shall not analyze or directly or indirectly assist others in analyzing any Products, samples, or models containing Information provided by Disclosing Party, except to the extent necessary to determine that they function as represented by Disclosing Party.

15.1.4. At Disclosing Party's request, Recipient shall return all materials furnished by Disclosing Party that contain Information, without retaining any copies.  However, Recipient may retain in its confidential files one copy of written Information for record purposes only.  Upon request, Recipient will state in writing under oath whether it has complied with this Section 15.1.4.

15.1.5. This Section shall survive termination of this Agreement and shall remain in effect for three (3) years thereafter, but shall not apply to Information that:  (i) is or becomes publicly available through no fault of Recipient; (ii) is or has been received in good faith by Recipient without restriction on use or disclosure from a third party having no obligation of confidentiality to Disclosing Party; or (iii) is or has been independently developed by Recipient without reference to Information received from Disclosing Party, as evidenced and proven beyond a reasonable doubt by Recipient's written records.

15.1.6. If Recipient is required by law or regulation to disclose Information provided by Disclosing Party, Recipient shall promptly notify Disclosing Party and allow Disclosing Party a reasonable time to oppose such disclosure.  If disclosure is nonetheless required, Recipient may disclose only the Information that, in the written opinion of counsel acceptable to Disclosing Party, Recipient is legally required to disclose.  Recipient shall use reasonable efforts to limit the dissemination of Information that is disclosed, for example, by attempting to obtain the agreement of the party to whom Information is disclosed to treat the Information as confidential.

15.1.7. In the event of a default under this Section by Recipient, Disclosing Party shall be entitled to injunctive relief in addition to any other available remedies.

16. RESEARCH FUNDING

16.1. Joint Funding.  Licensor and Licensee shall each contribute in equal amounts up to a maximum of One Hundred Fifty Thousand Dollars ($150,000) to fund a research project in advance of the Commencement Date to demonstrate that the License Technology will provide “pain relief” or other such claims as agreed upon such that the FDA will approve and/or clear the Licensed Technology for said pain relief and/or other claims.  The parties will agree as to the timing and amount of the funding as well as the conduct of the research project. The maximum amount funded may only be increased by mutual written agreement of Licensor and Licensee.

17. MISCELLANEOUS

17.1. Duty to Police. The Licensee will use its best efforts to discover any unauthorized use by any third party in the Territory or any conduct amounting to unfair trade practice or unfair competition regarding the Licensor’s intellectual property, including but not limited to the Licensor’s Proprietary Assets, and will report to the Licensor, in writing, regarding any findings.

17.2. Quality Control. The Licensee agrees to maintain the quality and performance of the Licensed Technology at a level that meets or exceeds standards of quality and performance generally accepted in the industry and that is at least commensurate with the quality and performance of products distributed by the Licensor as of the date of this Agreement.

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17.3. Compliance with Laws and Regulatory Process. The Licensor and Licensee will comply with each and every applicable law in the performance of this Agreement.

17.4. Arbitration. Any dispute between the parties concerning this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of The American Arbitration Association.  Unless otherwise agreed, arbitration shall be conducted in Westport, Connecticut, before a single arbitrator.  If the amount in controversy exceeds $10,000, the arbitrator's decision shall include a statement specifying in reasonable detail the basis for and computation of the amount of the award, if any.  A party substantially prevailing in the arbitration shall also be entitled to recover such amount for its costs and attorney fees incurred in connection with the arbitration and any judicial proceeding contemplated by the immediately following paragraph as shall be determined by the arbitrator.  Judgment upon the arbitration award may be entered in any court having jurisdiction.  Nothing herein, however, shall prevent either party from resorting to a court of competent jurisdiction in those instances where injunctive relief may be appropriate.  In any arbitration proceeding, each party shall be entitled to discovery to the extent agreed upon or, in the absence of agreement, determined by the arbitrator.  In making such determination, the arbitrator shall balance the benefits of discovery against its burdens and expenses, considering the nature and complexity of the case, the amount in controversy, and the possibility of unfair surprise or advantage which may result if discovery is restricted.  To the extent that discovery is allowed by the arbitrator, the arbitrator shall have all the authority of a court incidental to such discovery including, but not limited to, authority to order production of documents and other materials, to issue orders to appear and submit to depositions, and to impose appropriate sanctions against any party for failing to comply with any order.

The relationship created by this Agreement could give rise to the need by one or more of the parties for emergency judicial relief.  Any party shall be entitled to pursue remedies for emergency or preliminary injunctive relief in any court of competent jurisdiction, but immediately following the issuance or denial of any such emergency relief the party pursuing such relief will consent to the stay of such judicial proceedings (other than any emergency or preliminary injunctive relief) on the merits pending arbitration of all underlying claims between the parties.

17.5. Assignment.

17.5.1. Except as provided in Section 17.5.2 below, neither party may, directly or indirectly, transfer or assign its rights or delegate its duties or responsibilities under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Licensor may subcontract to manufacture the Product and/or to drop ship the Product to Licensee.  Any purported assignment without the other party's consent shall be void and shall constitute a breach of this Agreement.

17.5.1.1. If a party (an "Assignor") desires to assign its rights and delegate its duties under this Agreement, either directly or indirectly or by operation of law, to an entity with a net worth not less than that of the Assignor, in order to reasonably withhold consent to such transfer the other party shall have the burden of establishing the proposed transfer will likely have a material adverse effect on the transferring party's ability to perform its obligations under this Agreement.

17.5.2. Notwithstanding anything contained herein to the contrary and without Licensor’s consent, Licensee may assign its rights and delegate its duties and responsibilities under this Agreement to an Affiliate or Subsidiary or to another individual or entity that purchases substantially all of Licensee’s assets or a controlling interest in Licensee’s capital stock (collectively referred to as a “Permitted Assignment”).  Licensee shall give Licensor thirty (30) days prior written notice of any Permitted Assignment, but Licensor shall have no right to object or declare Licensee in default solely as a result of a Permitted Assignment.

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17.5.3. Notwithstanding anything contained herein to the contrary and without Licensee’s consent, Licensor may assign its rights and delegate its duties and responsibilities under this Agreement to an Affiliate or Subsidiary or to another individual or entity that purchases substantially all of Licensor’s assets or a controlling interest in Licensor’s capital stock (collectively referred to as a “Permitted Assignment”).  Licensor shall give Licensee thirty (30) days prior written notice of any Permitted Assignment, but Licensee shall have no right to object or declare Licensor in default solely as a result of a Permitted Assignment.

17.6. Survival. The following sections, and any other provision which by its express terms so survives, will survive termination of this Agreement: Section 1 (Definitions), Section 3(Consideration), Section 6.4 (Records), Section 6.5 (Competition), Section 9 (Limited Warranty), Section 12 (Post-Termination), Section 13 (New Developments), Section 14 (Indemnification), Section 15 (Confidentiality) and Section 17 (Miscellaneous).

17.7. Force Majeure. Neither party shall be liable for any delay or default in performance caused by conditions beyond the party's reasonable control, including but not limited to acts of God, strikes, orders or instructions of any federal, state or municipal government or any department or agency thereof, or unavailability of labor, manufacturing facilities or materials from usual sources, provided that the party whose performance is affected by such conditions (i) immediately notifies the other party of the cause and the expected duration of the party's inability to perform this Agreement, and (ii) resumes the performance of its obligations with due diligence as soon as practicable after the effects of any such event have been alleviated.  The financial condition of a party is not a condition beyond its control.

17.8. Hiring of Employees. During the term of this Agreement and for a period of one (1) year after expiration or termination of this Agreement, neither party nor any of its Affiliates shall, except with the prior written consent of the other, offer employment to or employ any person in a management, research, or marketing capacity who was employed within the preceding twelve (12) months by the other and who came in contact with a person who was directly or indirectly involved in the provision of Products under this Agreement.  However, this Section shall not apply in the event an employee responds to a public advertisement, personnel agency, or other widely disseminated employment notice and such employee is hired as a result of such response.

17.9. No Agency. Each of the parties to this Agreement understand, stipulate and agree that they are independent contractors, and that nothing in this Agreement creates any partnership, employment, franchise, or agency relationship between the parties.  Neither party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other party hereto or to bind the other party hereto in any manner or thing whatsoever.

17.10. No Franchise. Licensee acknowledges that it has not paid Licensor any fee with respect to this Agreement, that sales of Products by Licensee will not be substantially associated with any trademark, trade name, or other commercial symbol of Licensor, and that the marketing system Licensee intends to use to sell Products has not been prescribed or suggested in substantial part by Licensor.  The parties stipulate and agree that this Agreement shall not constitute a franchise agreement under Illinois, Connecticut or Oregon law.

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17.11. No Rights by Implication. No rights or licenses with respect to the Products, trademarks or trade names are granted or deemed granted hereunder or in connection herewith other than those rights granted expressly in this Agreement.

17.12. Notices. Notices under this Agreement shall be in writing and shall be deemed to have been given when delivered in person or by email, facsimile transmission, one business day after being sent by overnight courier, charges prepaid, or four business days after being mailed, postage prepaid, by registered or certified mail, in each case to the appropriate address below (or to such other address as either party may from time to time designate by notice given to the other party in the manner provided herein):

If to Licensor, to:

Argentum Medical LLC
 2571 Kaneville Ct
Geneva, Illinois 60134
Attn: Mr. Raul Brizuela

Copy to:

Patrick M. Griffin
Griffin | Villa | Williams LLP
501 W. State St., Suite 203
Geneva, IL 60134
Phone: 630-524-2566
Fax: 630-262-0644
E-Mail: pgriffin@gvwlawfirm.com

If to Licensee, to:

TriStar Wellness Solutions, Inc.
10 Saugatuck Avenue
Westport, Connecticut 06880
Attn: Mr. John Linderman

Copy to:

17.13. Binding Effect. This Agreement is binding on and inures to the benefit of the parties and their respective heirs, personal representatives, successors, and permitted assigns.

17.14. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or may be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

17.15. Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties, which writing must refer to this Agreement.

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17.16. Construction. The captions used in this Agreement are provided for convenience only and will not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to “Section” or “Sections” without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Whenever the words “include” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

17.17. Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

17.18. Facsimile/Electronic Signatures. Facsimile transmission of any signed original document, retransmission of any signed facsimile transmission and/or any electronic signature transmitted via email or other electronic transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile or electronic transmitted signatures by signing an original document.

17.19. Further Assurances. Each party agrees to execute and deliver such other documents and to do and perform such other acts and things as any other party may reasonably request to carry out the intent and accomplish the purposes of this Agreement.

17.20. Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

17.21. Waiver. Any provision or condition of this Agreement may be waived at any time, in writing, by the party entitled to the benefit of such provision or condition. Waiver of any breach of any provision will not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

17.22. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Connecticut, without regard to conflict-of-laws principles.

17.23. Attorney Fees. If any arbitration, suit, or action is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue will be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees incurred in the preparation, prosecution, or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and, if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

17.24. Injunctive and Other Equitable Relief. The parties agree that the remedy at law for any breach or threatened breach by a party may, by its nature, be inadequate, and that in addition to damages, the other parties will be entitled to a restraining order, temporary and permanent injunctive relief, specific performance, and other appropriate equitable relief, without showing or proving that any monetary damage has been sustained.

17.25. Venue. Any action or proceeding seeking to enforce any provision of this Agreement or based on any right arising out of this Agreement may be brought against any of the parties in either Stamford County Circuit Court of the State of Connecticut or in Kane County Circuit Court of the State of Illinois, or, subject to applicable jurisdictional requirements,in either the United States District Court for theDistrict of Connecticut or the United States District Court for the Northern District of Illinois, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to such venue.

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17.26. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable in any respect for any reason, the validity and enforceability of such provision in any other respect and of the remaining provisions of this Agreement will not be impaired in any way.

17.27. Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ARGENTUM MEDICAL LLC, a Delaware limited liability company		TRISTAR WELLNESS SOLUTIONS, INC., a Nevada corporation

By:	/s/ Raul Brizuela	By:	/s/ John Linderman
Name:	Raul Brizuela	Name:	John Linderman
Title:		Title:	President and CEO

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EXHIBIT A

LICENSED PATENTS

U.S. 7,230,153 C2

U.S. 7,291,762 B2

U.S. 7,989,674 B2

U.S. 8,093,444 B2

U.S. 8,118,791

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EXHIBIT B

STOCK PURCHASE WARRANT

See Attached

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EXHIBIT C

510K APPLICATIONS AND PATENTS PENDING

510K Application

K023609
984208 – Wound Dressing

Patents Pending

To Be Provided

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